EXHIBIT 10.50

                      Cornerstone Realty Income Trust, Inc.
                             Stock Option Agreement

                                  July 23, 1999

Glade M. Knight
306 East Main Street
Richmond, Virginia  23219

Dear Mr. Knight:

         You have been designated to receive a nonstatutory stock option to purchase shares of the common stock of Cornerstone Realty Income Trust, Inc. (the "Company") on the terms set forth in this letter. A nonstatutory stock option is an option that does not receive special tax treatment under the Internal Revenue Code.

         This letter constitutes an option agreement (the "Agreement") between you and the Company. The Compensation Committee of the Company"s Board of Directors shall administer this Agreement. The terms and conditions of the option award are as follows:

         1. Nonstatutory Option. In consideration of your agreement contained in this letter, the Company hereby grants to you a nonstatutory option (the "Option") to purchase from the Company up to 348,771 shares of common stock of the Company ("Company Stock") at a price of $10.1250 per share (the "Option Price").

         2. Option Vesting. The Option shall vest and become exercisable immediately upon granting (the "Date of Grant").

         3. Expiration of the Option. The Option will expire ten (10) years from the Date of Grant (the "Expiration Date").


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         4.  Entitlement  to  Exercise  the  Option.  The grant of the Option is subject to the following terms and conditions:

             (a) Except as otherwise stated in this Agreement, the Option may be exercised, in whole or in part, from the Date of Grant until the earliest of (i) the Expiration Date, (ii) 60 days from your retirement or termination of your status as an executive officer of the Company for reasons other than death or disability, or (iii) 180 days from the date you terminate your status as an executive officer of the Company by reason of death or disability. The Committee shall, in its sole discretion, determine whether the executive officer is disabled.

             (b) Except as otherwise stated in this paragraph, the Option may be exercised only while you are an executive officer of the Company.

         5. Payment Under Option. You may exercise the Option, in whole or in part, but only with respect to whole shares of Company Stock. You may pay the Option price in cash, in Mature Shares of Company Stock, or in any combination thereof. For purposes of this Agreement, "Mature Shares" shall mean shares of Company Stock for which the holder has good title, free and clear of all liens and encumbrances and which such holder either (i) has held for at least six months, or (ii) has purchased on the open market. If you deliver Mature Shares of Company Stock to make any such payment, the shares shall be valued at the Fair Market Value thereof on the date you exercise the Option. For purposes of this Agreement, "Fair Market Value" shall mean, on any given date, (i) if the Company Stock is traded on an exchange, the closing registered sales price of the Company Stock on such day on the exchange on which it generally has the greatest trading volume, (ii) if the Company Stock is traded in the over-the-counter market, the average between the closing bid and asked prices on such day as reported by NASDAQ, or (iii) if the Company Stock is not traded on any exchange or in the over-the-counter market, the Fair Market Value shall be determined by the Committee using any reasonable method in good faith.

         6. Transferability of Option. The Option is not transferable by you (other than by will or by the laws of descent and distribution) and, except as otherwise stated in this letter, may

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be exercised  during your lifetime only by you.  Notwithstanding  the preceding, you shall have the right to transfer the rights under the Option granted in this Agreement during your lifetime subject to the following limitations:

             (a) transfers may be made only to the following transferees: (i) the optionee"s children, step-children, grandchildren, step-grandchildren or other lineal descendants (including relationships arising from legal adoptions) (such individuals are hereinafter referred to as "Immediate Family Members"); (ii) trust(s) for the exclusive benefit of any one or more of the optionee"s Immediate Family Members (the optionee"s spouse may also be a beneficiary); or (iii) partnership(s), limited liability compan(ies) or other entit(ies), the only partners, members or interest holders of which are among the optionee"s Immediate Family Members (the optionee"s spouse may also hold an interest);

             (b) there may be no consideration for the transfer;

             (c) there may be no subsequent transfer of the transferred Option except by will or the laws of descent and distribution;

             (d) following transfer, the Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer (including the conditions under which the Option may terminate prior to its expiration); except that the transferee rather than the optionee may deliver the Option exercise notice and payment of the exercise price;

             (e) written notice of any transfer must be delivered to the Chief Financial Officer of the Company; and

             (f)  the   optionee"s   estate  may  transfer  the  Option  to  the
         beneficiaries of such estate, subject to the limitations set forth in items (b) through (e) above.

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         7. Adjustments. If the number of outstanding shares of Company Stock is increased or decreased as a result of: (i) a subdivision or consolidation of shares, (ii) the payment of a stock dividend, (iii) a stock split, or (iv) any other change in the capitalization that is effective without receipt of consideration by the Company, the number of shares with respect to which you have an unexercised Option and the Option price shall be appropriately adjusted by the Company, whose determination shall be binding.

         8. Triggering Events. Notwithstanding any other provision to the contrary, in the case of the occurrence of a "Triggering Event," as defined herein, the provisions of this Section 8 shall apply. For purposes of this
Section 8, a "Triggering Event" occurs when (i) a majority of the Board of Directors of the Company is comprised of persons other than (A) those directors who are serving at the date of this Agreement and (B) any new directors whose nomination or election is approved by a majority of the Board of Directors serving at the date of this Agreement, (ii) the shareholders of the Company approve a reorganization, merger or consolidation which would result in the shareholders of the Company immediately prior to such transaction owning less than a majority of the outstanding shares or voting power of the corporation resulting from such transaction, (iii) the shareholders of the Company approve the liquidation or dissolution of the Company, (iv) the shareholders of the Company approve the sale or other disposition of 50% or more of the Company's consolidated assets or earnings power, (v) any person, entity or group (within the meaning of Section 13(d)(3) under the Securities Exchange Act of 1934 and the regulations interpreting it, or any successor provisions to such statute and regulations) becomes the beneficial owner of 20% or more of the outstanding common shares of the Company, or (vi) any two of Glade M. Knight, Chief Executive Officer of the Company, Debra A. Jones, Chief Operating Officer of the Company, or Stanley J. Olander, Jr., Chief Financial Officer of the Company, cease to serve in such positions for any reason other than death or permanent disability.

             (a) Upon a Triggering Event, the Option shall be exercisable at an exercise price of $1.00 per share of Company Stock (subject to adjustments pursuant to Section 7 hereof) and remain exercisable for 180 days following the occurrence of such event.

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             (b) If you elect in writing  not to  exercise  the Option or if you fail to exercise the Option within the 180 day period as described in subparagraph (a) above, the Company shall, immediately upon receipt of such written election or expiration of the 180 day period, pay you, in cash, the difference between the exercise price and the Fair Market Value of the Company Stock that could be obtained upon exercise of the Option (or, as appropriate, the fair market value, as determined in good faith by the Committee, of securities received in exchange for or receivable in lieu of such Company Stock in the context of an acquisition transaction that constitutes a Triggering Event in which Company Stock is to be exchanged for or replaced by other securities).

             (c) If the exercise of the Option or the receipt of payment in lieu of such exercise results in income (collectively, "Option Income") which would subject you to an excise tax under Internal Revenue Code Sections 280G or 4999, the Company shall pay to you, in cash, an additional amount equal to the sum of the excise tax due and the federal, state and local income taxes due on the additional amount (cumulatively, the "Gross-Up Payment"), such that the net amount retained by you will equal the Option Income. The Gross-Up Payment shall be paid to you as soon as possible following the exercise of the vested portion of the Option or the receipt of payment in lieu of such exercise, but in no event later than ninety (90) calendar days after such date. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income taxes at your highest marginal rate in the calendar year in which the Gross-Up
         Payment is to be made and the state and local income taxes at your highest marginal rates in the state and locality of your residence, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

         9. Exercise and Notices. To exercise your Option, you must deliver to the Chief Financial Officer of the Company written notice, signed by you, stating the number of shares you have elected to purchase, and payment to the Company as described in paragraph 5. Any notice to be given under the terms of this letter shall be addressed to the Chief Financial Officer of the Company at the Company"s primary business address, and any notice to be given to you shall be

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given to you or your personal representative,  legatee or distributee, and shall be addressed to him or her at the address set forth above. Either party may hereafter designate in writing any other address for purposes of notice in a notice duly sent to the other. Notices shall be deemed to have been duly given if mailed, postage prepaid, addressed as aforesaid.

         10. Withholding.  By signing this letter, you agree to make arrangement
satisfactory   to  the  Company  to  comply  with  any  income  tax  withholding requirements that may apply upon the exercise of the Option.

         11. Continuation as Officer of the Company. Neither the Agreement nor the Option confers upon you any right to continue as an officer of the Company or limits in any respect the right of the Company to terminate your status as an officer.

         12. Delivery of Certificate. The Company may delay delivery of the certificate for shares purchased pursuant to the exercise of an Option until (i) the admission of such shares to listing on any stock exchange on which the Company Stock may then be listed, (ii) receipt of any required representation by you or completion of any registration or other qualification of such shares under any state or federal law or regulation that the Company"s counsel shall determine as necessary or advisable, and (iii) receipt by the Company of advice by counsel that all applicable legal requirements have been complied with. As a condition of exercising the Option, you may be required to execute a customary written indication of your investment intent and such other agreements as the Company deems necessary or appropriate to comply with applicable securities laws.

         13. Acceptance of Option. Your acceptance of the Option, which shall be deemed to take place when you sign where indicated on this letter, places no obligation or commitment on you to exercise the Option. By signing below, you indicate your acceptance of the Option and your agreement to the terms and conditions set forth in this letter, which shall become the Company"s Agreement with you. Unless the Company otherwise agrees in writing, this letter will not be effective as an Agreement if such copy is not signed and returned.

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                                           CORNERSTONE REALTY INCOME TRUST, INC.

                                          /s/ Stanley J. Olander, Jr.
                                          --------------------------------------
                                          Chief Financial Officer

Agreed and Accepted:


/s/  Glade M. Knight
--------------------
Glade M. Knight


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